Exhibit 99.6
                                             to Registration Statement
PAGE 1

		SECURITIES AND EXCHANGE COMMISSION

		     Washington, D.C.  20549




			     FORM 8-K



	CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF

	       THE SECURITIES EXCHANGE ACT OF 1934




Date of report (date of earliest event reported):   September 30, 1997




		      PACIFIC TELECOM, INC.

	(Exact name of registrant as specified in Charter)

     State of Washington             0-873                 91-0644974
(State or other jurisdiction      (Commission             (IRS Employer
      of incorporation)             File No.)           Identification No.)



      805 Broadway
  Vancouver, Washington
  (Address of principal                                    98668-8701
    executive offices)                                     (Zip Code)





Registrant's telephone number, including area code: (360)905-5800




			    No Change
  (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

     On September 30, 1997, Pacific Telecom, Inc. (Company) purchased local exchange assets in Minnesota from US WEST Communications, Inc.
(USWC). There are no affiliated relationships between the Company and USWC. The assets acquired from USWC represent 32 exchanges which serve approximately 27,000 access lines, largely in rural Minnesota. The Company combined these assets with its existing local exchange operations in Minnesota and began providing telecommunications services to its new customers immediately after closing. The Company paid approximately $103 million in cash at closing for these assets. Funds for the purchase were provided mainly from internally generated funds.

     On October 6, 1997, the Company purchased local exchange assets in Fairbanks, Alaska from the City of Fairbanks (Fairbanks). There are no affiliated relationships between the Company and Fairbanks. The assets acquired from Fairbanks represent a single exchange which serves approximately 38,000 access lines. The Company combined these assets with its existing local exchange operations in Alaska and began providing telecommunications services to its new customers immediately after closing.

     The Company paid approximately $84 million in cash at closing for the telecommunications assets in Fairbanks. Additionally, cash in the amount of $8 million was placed in escrow representing the purchase price for the Alaska Rural Service Area (RSA) No. 1 A-side license to be paid to Fairbanks upon receipt of regulatory approvals. Funds for the purchase were provided mainly through available banking arrangements.




ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (c)  Exhibits

     2 Agreement of Purchase and Sale of Exchanges between US WEST Communications, Inc., Northland Telephone Company and the Registrant dated December 15, 1995. (Incorporated by reference to
	  Exhibit 2 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-873.)

     2C Asset Purchase Agreement by and between the City of Fairbanks and PTI Communications of Alaska, Inc. dated August 20, 1996. (Incorporated by reference to Exhibit 2C of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-873.)

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			    SIGNATURE


	       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




				   PACIFIC TELECOM, INC.
				   (Registrant)



Dated:   October 14, 1997          By:     /s/James H. Huesgen
				      -----------------------------
					      James H. Huesgen
					  Executive Vice President
					 and Chief Financial Officer